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                                                                   EXHIBIT 99.14

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 8, 2000, relating to the financial statements and financial highlights which appear in the September 30, 2000 Annual Report to Shareholders of the Small Cap Fund and our report dated December 20, 2000, relating to the financial statements and financial highlights which appear in the October 31, 2000, Annual Report to Shareholders of the Smaller Companies Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement and under the heading "Representations and Warranties" in the Agreement and Plan of Reorganization included in such Registration Statement.


PricewaterhouseCoopers LLP
Baltimore, Maryland
May 7, 2001